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                              [BIOGEN LETTERHEAD]

                                                                   EXHIBIT 10.48

                                         May 19, 1998
                                                           REVISED

Ms. Sylvie Gregoire
78 rue Charles Laffitte
92200 Neuilly Sur Seine
FRANCE


Dear Sylvie:

This letter confirms our discussion regarding your temporary transfer to the US headquarters in the role of Program Executive. Your annual salary will be $140,000 with continued participation in the Executive Bonus Plan. As in the past, you will be eligible to receive a target bonus of fifteen (15) percent of base salary.

To facilitate your move from Paris to Boston, a relocation package will be provided which includes the movement of your household/personal effects, the services of a relocation firm, and reimbursement of all reasonable expenses associated with your move. This includes real-estate agent, legal and other closing costs associated with the purchase of your new residence in the Boston area; and up to 60 days temporary living in the Boston area pending the availability of your new residence. To further assist you with your relocation, Biogen will provide you with a one time relocation payment of $20,000.

You will be entitled to participate in the US benefits program and you will be able to choose from a menu of benefit options through our flexible benefits program, BioChoice. These include health care, life, dependent life, and disability insurance as well as two flexible spending accounts, Med-Flex and D-Flex, for eligible medical or dependent care expenses. At the beginning of the calendar quarter following your date of transfer, you will be eligible to participate in Biogen's pension and 401(k) savings plans. You are also entitled to fifteen (15) vacation days. Biogen also offers a variety of additional benefits including group homeowners and automobile insurance. As part of your benefits package, Biogen will provide you assistance for tax planning and support of your 1998 tax returns. Your eligibility for and participation in the European benefit programs will cease upon your transfer to the US headquarters.

As discussed, upon your transfer to Cambridge, the Company will subsidize the tuition costs for your son to attend the French school for up to two years ($8,500 per year).

To facilitate your temporary transfer to the US headquarters, Biogen will provide counsel and assistance to you and your household members in securing the necessary documentation to reside and work in the United States. I understand Biogen's immigration counsel already has contacted you to address this matter.

On behalf of Jim Tobin, congratulations and best wishes for continued success at Biogen.


                                        Sincerely,

                                        /s/ Frank A. Burke, Jr.
                                        ----------------------------------------
                                        Frank A. Burke, Jr.
                                        Vice President, Human Resources

/bk
cc: Mr. James R. Tobin